Exhibit 99.1

Trovagene Secures $15 Million in Debt Financing From Silicon Valley Bank and Oxford Finance

Strengthens balance sheet to fund clinical programs, commercialization efforts, and continued expansion of oncogene mutation portfolio for cancer monitoring

SAN DIEGO — July 1, 2014 — Trovagene, Inc. (NASDAQ:  TROV) today announced that it has secured an unrestricted debt facility in the amount of $15 million from Silicon Valley Bank and Oxford Finance LLC. The additional capital will be used to support ongoing development and commercialization activities for the Company’s precision cancer monitoring platform. As a result, Trovagene expects to report approximately $35 million in cash and cash equivalents for the quarter ended June 30, 2014.

“We continue to advance our proprietary cancer monitoring platform and the application of our technology in clinical settings. Recent progress includes clinical study results presented at ASCO 2014 and a reference in clinical consensus guidelines for the treatment of certain histiocytic disorders associated with BRAF V600E mutations,” said Stephen Zaniboni, chief financial officer of Trovagene. “Our strengthened balance sheet enables us to execute effectively toward our key milestones.”

“Trovagene’s innovations have a direct and positive impact on patients, and we’re pleased to be able to support the team with this new financing,” said Michael White of Silicon Valley Bank’s Life Science and Healthcare team in San Diego.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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